AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                              HAGLER BAILLY, INC.

            1. The name of the corporation is Hagler Bailly, Inc.

            2. The address of its registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington and the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

            3. The nature of the business or purposes to be conducted or promoted is:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            4. Capital Stock. The total number of shares of stock which the corporation shall have authority to issue is:

            20,000,000 shares, par value one cent ($.01) per share of Common
            Stock

            5,000,000 shares, par value one cent ($.01) per share of "Blank Check Preferred"

            5. Blank Check Preferred. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the Sate of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (a) the designation of the series, which may be by distinguishing number, letter or title;

                  (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
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                  (c)   whether dividends, if any, shall be cumulative or
                        noncumulative and the dividend rate of the series;

                  (d)   the dates at which dividends, if any, shall be payable;

                  (e) the redemption rights and price or prices, if any, for shares of the series;

                  (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

                  (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

                  (h) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

                  (i) restrictions on the issuance of shares of the same series or of any other class or series; and

                  (j) the voting rights, if any, of the holders of shares of the series.

            6. Directors.

                  a. The number of Directors of the corporation shall be fixed exclusively by resolution duly adopted from time to time by the affirmative vote of at least two-thirds of the Board of Directors which shall initially be seven
(7). The Directors shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 1998, another class shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 1999, and another class shall be initially elected for a term expiring at the annual meeting of shareholders to be held in 2000. Members of each class shall hold office until their successors are elected and shall have qualified. At each annual meeting of the shareholders of the corporation, commencing with the 1998 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.


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

                  Subject to the rights of the holders of any series of Preferred stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.

                  Any vacancy occurring in the Board of Directors, including any vacancy created by reason of a newly created directorship resulting in an increase in the number of directors or any vacancy resulting from death, resignation, disqualification, removal or other cause, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, if a quorum is present. Notwithstanding anything contained herein to the contrary, any Director that voluntarily leaves office may vote on his or her replacement. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified. When the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

                  Any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such Director at a duly constituted meeting of shareholders called expressly for such purpose. A Director may not be removed from office without cause. At least 30 days prior to any meting of stockholders at which it is proposed that any Director be removed from office, written notice shall be sent to the Director whose removal will be considered at the meeting.

            7. In furtherance of and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

            8. No director of the corporation shall be personally liable to the corporation or to any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.


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

            9. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

            10. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

            11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.